Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS SECOND QUARTER FISCAL YEAR 2021 RESULTS
•Net sales in the second quarter were $321 million, up 4% year-over-year
•Second quarter operating income was 5.0% of net sales and adjusted operating income (non-GAAP) was 5.3%
•Net income of $15.1 million and diluted EPS of $0.60 in the second quarter
•Record quarterly cash flows provided by operating activities of $51.6 million during the second quarter

JASPER, Ind., February 3, 2021 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the second quarter ended December 31, 2020.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Amounts in Thousands, except EPS)	2020	2019	2020	2019
Net Sales	$320,604	$307,084	$652,353	$620,469
Operating Income	$16,179	$8,684	$33,986	$19,799
Adjusted Operating Income (non-GAAP) (1)(2)	$16,990	$9,186	$35,006	$20,279
Operating Income %	5.0%	2.8%	5.2%	3.2%
Adjusted Operating Income (non-GAAP) %	5.3%	3.0%	5.4%	3.3%
Net Income	$15,062	$6,612	$31,873	$13,210
Adjusted Net Income (non-GAAP) (1)	$15,195	$6,612	$31,747	$13,210
Diluted EPS	$0.60	$0.26	$1.26	$0.52
Adjusted Diluted EPS (non-GAAP) (1)	$0.60	$0.26	$1.25	$0.52
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.
(2) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation to fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We are very pleased with our operating results for the second quarter of fiscal year 2021. Our team remains resilient, and I am so proud of our collective response to the adversity that we have faced during this pandemic. We again exceeded our goal of 4.5% operating income and continued to deliver excellent cash flow from operations.”

Mr. Charron continued, “Our strong results were primarily driven by improved operating execution, favorable product mix, and a weaker dollar. Looking ahead, we expect that our performance should approximate our long-stated goal of 4.5% operating income. The persistence of the pandemic continues to draw our attention, and it’s difficult to predict what we will face in the future. However, we are confident that our business will remain strong, and we are optimistic about our new business opportunities funnel. We remain committed to our goal of 8% organic growth and believe the goal is well within our reach for fiscal year 2021.”

Second Quarter Fiscal Year 2021 Overview:
•Consolidated net sales increased 4% compared to the second quarter of fiscal year 2020. Foreign currency had a favorable 3% impact on net sales in the current quarter compared to the same period a year ago.
•Operating activities provided cash of $51.6 million during the quarter, which compares to cash used by operating activities of $0.3 million in the second quarter of fiscal year 2020.
•Cash conversion days (“CCD”) for the quarter ended December 31, 2020 were 75 days, down from 76 days both in the first quarter of fiscal year 2021 and the quarter ended December 31, 2019. CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days.
•Investments in capital expenditures were $6.1 million during the quarter.
•$3.0 million was returned to Share Owners during the quarter in the form of common stock repurchases.
•Cash and cash equivalents were $93.6 million and borrowings outstanding on credit facilities were $86.1 million at December 31, 2020, including $61.0 million classified as long term.

Net Sales by Vertical Market:

	Three Months Ended
	December 31,
(Amounts in Millions)	2020	2019	Percent Change
Automotive	$151.9	$134.9	13%
Medical	87.1	85.7	2%
Industrial	67.7	66.4	2%
Public Safety	10.5	14.6	(28)%
Other	3.4	5.5	(38)%
Total Net Sales	$320.6	$307.1	4%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2020.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of share owners’ equity of the Company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, and adjusted diluted EPS. These measures include adjustments for the three and six months ended December 31, 2020 for settlement charges after the measurement period on the GES acquisition, and for the six months ended December 31, 2020, proceeds from lawsuit settlements. For all periods presented, adjusted operating income excludes changes in the fair value of our SERP liability. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes it is useful for investors to understand how its core operations performed without the effects of the settlement charges after the measurement period on the GES acquisition, proceeds from lawsuit settlements, and changes in the fair value of our SERP liability. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations.

Conference Call / Webcast

Date:	February 4, 2021
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-presentations
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	7896947
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the second quarter and year-to-date period ended December 31, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2020		December 31, 2019
Net Sales	$320,604	100.0%	$307,084	100.0%
Cost of Sales	290,939	90.7%	286,573	93.3%
Gross Profit	29,665	9.3%	20,511	6.7%
Selling and Administrative Expenses	13,486	4.3%	11,827	3.9%
Operating Income	16,179	5.0%	8,684	2.8%
Other Income (Expense), net	2,411	0.8%	143	0.1%
Income Before Taxes on Income	18,590	5.8%	8,827	2.9%
Provision for Income Taxes	3,528	1.1%	2,215	0.7%
Net Income	$15,062	4.7%	$6,612	2.2%

Earnings Per Share of Common Stock:
Basic	$0.60		$0.26
Diluted	$0.60		$0.26

Average Number of Shares Outstanding:
Basic	25,101		25,247
Diluted	25,171		25,330

(Unaudited)	Six Months Ended
(Amounts in Thousands, except Per Share Data)	December 31, 2020		December 31, 2019
Net Sales	$652,353	100.0%	$620,469	100.0%
Cost of Sales	592,105	90.8%	577,765	93.1%
Gross Profit	60,248	9.2%	42,704	6.9%
Selling and Administrative Expenses	26,603	4.1%	22,905	3.7%
Other General Income	(341)	(0.1)%	—	—%
Operating Income	33,986	5.2%	19,799	3.2%
Other Income (Expense), net	4,546	0.7%	(2,259)	(0.4)%
Income Before Taxes on Income	38,532	5.9%	17,540	2.8%
Provision for Income Taxes	6,659	1.0%	4,330	0.7%
Net Income	$31,873	4.9%	$13,210	2.1%

Earnings Per Share of Common Stock:
Basic	$1.27		$0.52
Diluted	$1.26		$0.52

Average Number of Shares Outstanding:
Basic	25,127		25,371
Diluted	25,265		25,503

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by Operating Activities	$72,256	$39,282
Net Cash Flow used for Investing Activities	(14,417)	(21,974)
Net Cash Flow used for Financing Activities	(33,433)	(13,903)
Effect of Exchange Rate Change on Cash and Cash Equivalents	4,222	(478)
Net Increase in Cash and Cash Equivalents	28,628	2,927
Cash and Cash Equivalents at Beginning of Period	64,990	49,276
Cash and Cash Equivalents at End of Period	$93,618	$52,203

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2020	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$93,618	$64,990
Receivables, net	209,054	180,133
Contract assets	61,569	70,350
Inventories	174,422	219,043
Prepaid expenses and other current assets	25,791	23,891
Property and Equipment, net	153,572	154,529
Goodwill	12,011	12,011
Other Intangible Assets, net	18,205	19,343
Other Assets	37,606	30,539
Total Assets	$785,848	$774,829

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$25,083	$26,638
Accounts payable	199,382	203,703
Accrued expenses	49,131	42,264
Long-term debt under credit facilities, less current portion	61,000	91,500
Long-term income taxes payable	8,854	9,765
Other	22,760	21,594
Share Owners’ Equity	419,638	379,365
Total Liabilities and Share Owners’ Equity	$785,848	$774,829

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding SERP and Lawsuit Proceeds
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating Income, as reported	$16,179	$8,684	$33,986	$19,799
Add: SERP (1)	811	502	1,361	480
Less: Pre-tax Settlement Proceeds from Lawsuit	—	—	341	—
Adjusted Operating Income	$16,990	$9,186	$35,006	$20,279

Net Income excluding Settlement Charges on GES Acquisition and Lawsuit Proceeds
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Income, as reported	$15,062	$6,612	$31,873	$13,210
Add: After-Tax Settlement Charges on GES Acquisition	133	—	133	—
Less: After-tax Settlement Proceeds from Lawsuit	—	—	259	—
Adjusted Net Income	$15,195	$6,612	$31,747	$13,210

Diluted Earnings per Share excluding Settlement Charges on GES Acquisition and Lawsuit Proceeds
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Diluted Earnings per Share, as reported	$0.60	$0.26	$1.26	$0.52
Add: After-Tax Settlement Charges on GES Acquisition	—	—	—	—
Less: Impact of Settlement Proceeds from Lawsuit	—	—	0.01	—
Adjusted Diluted Earnings per Share	$0.60	$0.26	$1.25	$0.52

(1) Beginning in the first quarter of fiscal year 2021, adjusted operating income excludes changes in the fair value of our supplemental employee retirement plan, or SERP, liability which are exactly offset by the revaluation of the fair value of the SERP investments in Other Income (Expense), net, and as a result have no impact on net income. Prior reported periods have been revised accordingly.